EXHIBIT 10.24


                        SUPPLEMENTAL EMPLOYMENT AGREEMENT

         THIS SUPPLEMENTAL EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of the 31st day of March, 2002, is made by and between GFSI, INC., a Delaware corporation (the "Company"), and ROBERT M. WOLFF, an individual ("Executive").


                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company and Executive wish to supplement their Employment Agreement dated as of the 27th day of February, 1997 (the "Original Employment Agreement");

         WHEREAS, Executive is actively involved in the business of the Company, and a member of the Board of Directors;

         WHEREAS, the Company desires to memorialize its agreement with the Executive concerning the Executive's service to the Company;

         NOW, THEREFORE, in consideration of the promises, the covenants and the agreements contained herein, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby retains the Executive as an employee of the Company, and the Executive hereby agrees to serve the Company in such capacity as may be requested by the Board of Directors from time to time, for a term commencing as of January 1, 2007 (the "Effective Date") and ending on the tenth (10th) anniversary of the Effective Date of this Agreement. The Executive shall be accessible to the Company and shall undertake and perform such services as are reasonably requested by the Company's Board of Directors. Notwithstanding the foregoing, the Company acknowledges that the Executive has historically taken, and will continue to take, frequent and lengthy vacations. Accordingly, the Company understands that the Executive will not undertake a full-time work schedule.

     2. SALARY. During the term of this Agreement, the Company will pay Executive an annual salary (the "Salary") as set forth on EXHIBIT A attached hereto, payable in substantially equal monthly or more frequent installments.

     3. BENEFITS. During the term of this Agreement, the Executive will receive the same benefits as are provided to the Executive prior to the date hereof with the additional benefits set out in this SECTION 3 (A) AND (B); PROVIDED, HOWEVER, that the Executive shall not receive any (i) stock options or (ii) bonuses, unless approved by the Board of Directors.

        (a) During the term of this Agreement and to the extent that Executive serves the Company in the capacity of Chief Executive Officer and/or chairman of the


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Board of Directors,  the Company  agrees to provide  Executive with office space reasonable to carry out his duties under this Agreement.

        (b) During the term of this Agreement and to the extent that Executive serves the Company in the capacity of Chief Executive Officer and/or Chairman of the Board of Directors, the Company agrees to provide Executive with monthly payments in an amount up to a maximum of $1,000 to be used solely for the lease of a company automobile. In the event that Executive chooses to purchase the leased automobile from Company, the purchase price shall be the book value as carried by the Company on its books, PROVIDED, HOWEVER, that such book value approximates the current fair market value at the time of the purchase, and provided that the Company incurs no loss on such sale.

     4. EXPENSES. The Company shall reimburse the Executive for such ordinary, necessary and reasonable business expenses as are advanced by him in the performance of his services hereunder; but such expenses shall be substantiated by the Executive in writing to the reasonable satisfaction of the Company. Notwithstanding the preceding sentence, the Company shall not reimburse the Executive for any commuting expenses to or from the Company or any of its facilities.

     5. TERMINATION. (a) If the Executive resigns or otherwise voluntarily ceases employment with the Company during the term of this Agreement, then the Company will have no obligation to make any payments described on EXHIBIT A to this Agreement that are scheduled to be made after the effective date of Executive's voluntary termination.

         (b) If the Executive is materially incapacitated from fully performing Executive's duties pursuant to this Agreement by reason of illness or other incapacity, all of the payments described on EXHIBIT A will be paid to the Executive on the schedule set forth in EXHIBIT A.

         (c) If the Executive dies, all of the payments described on EXHIBIT A will be paid to the Executive's heirs on the schedule set forth in EXHIBIT A.

     6. INVENTIONS, ETC. The Executive agrees that all inventions conceived of or developed by the Executive during the term of his employment with the Company, whether alone or jointly with others and whether during working hours or otherwise, which relate to the business or interests of the Company, or any business or other company in which the Company or Holdings now or hereafter has an ownership interest, shall be the Company's exclusive property. The Executive shall (i) promptly disclose in writing to the Company each invention, conceived or developed by the Executive during the term of his employment with the Company, (ii) assign all rights to such inventions to the Company and (iii) assist the Company in every way to obtain and protect any patents, trademarks or copyrights on such inventions.


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     7. NOTICES. Any notice, request,  consent or communication  (collectively a
"Notice")  under this Agreement  shall be effective only if it is in writing and
(i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service for next day delivery, with delivery confirmed, or
(iv) telecopied, with receipt confirmed, addressed as follows:

                a.       If to Executive:

                         Robert M. Wolff
                         6430 Wenonga Terrace
                         Mission Hills, Kansas 66208

                b.       If to the Company to:

                         GFSI, Inc.
                         9700 Commerce Parkway
                         Lenexa, Kansas  66219
                         Attention: Larry Graveel
                         Telecopier: 913-752-3336

                with a copy to:

                         GFSI Holdings, Inc.
                         c/o  The Jordan Company
                         767 Fifth Avenue, 48th Floor
                         New York, New York  10153-0023
                         Attention:  A. Richard Caputo, Jr.
                         Telecopier:  212-750-5263

or such other persons or addresses as shall be furnished in writing by either party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

     8. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive.

     9. ATTORNEYS' FEES. If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party's reasonable expenses incurred in the investigation of

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any claim leading to the proceeding,  preparation for and  participation  in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment, including contempt, garnishment, levy, discovery and bankruptcy. "Expenses" shall include, without limitation, court or other proceeding costs and experts' and attorneys' fees and their expenses. The phrase "prevailing party" shall mean the party who is determined in the proceeding to have prevailed and who prevails by dismissal, default or otherwise.

     10. GOVERNING LAW. This Agreement shall be governed by the law of the State of Missouri as to all matters, including, but not limited to, matters of validity, construction, effect and performance, except that no doctrine of choice of law shall be used to apply any law other than of Missouri.

     11. SEVERABILITY. The Company and Executive believe the covenants contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company and Executive. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     12. NEUTRAL INTERPRETATION. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against either party based upon the source of the draftsmanship hereof.

     13. SUPPLEMENTAL INTENT OF AGREEMENT. This Agreement is intended to supplement the Original Employment Agreement, and not to amend or supersede it. The Original Employment Agreement remains in full force and effect through its term.

     14.  MISCELLANEOUS.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Subject to Section 13 of this Agreement, (i) this Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith; (ii) there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein; and (iii) this Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter.


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         IN WITNESS WHEREOF,  the parties hereto have made and entered into this
Agreement the date first hereinabove set forth.


                                            COMPANY:

                                            GFSI, INC.



                                            By   /s/ Larry Graveel
                                              ----------------------------------
                                                     Larry Graveel


                                            EXECUTIVE:


                                             /s/  Robert M. Wolff
                                            ------------------------------------
                                            Robert M. Wolff


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                                                                       EXHIBIT A


                                     SALARY
                                     ------

YEAR                                                       SALARY
----                                                       ------
March 1, 2007 - February 29, 2008                        $120,000

March 1, 2008 - February 28, 2009                        $120,000

March 1, 2009 - February 28, 2010                        $120,000

March 1, 2010 - February 28, 2011                        $120,000

March 1, 2011 - February 29, 2012                        $120,000

March 1, 2012 - February 28, 2013                        $120,000

March 1, 2013 - February 28, 2014                        $120,000

March 1, 2014 - February 28, 2015                        $120,000

March 1, 2015 - February 28, 2016                        $120,000

March 1, 2016 - February 28, 2017                        $120,000